Exhibit 99.2

(A carve-out business of Silver II GP Holdings S.C.A.)

CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(Unaudited)

	For the Three Months Ended March 31,
(in thousands of dollars)	2019	2018
Net sales	94,945	91,965
Cost of sales	54,066	53,568
Gross margin	40,879	38,397

Selling, general and administrative expenses	26,256	28,597
Research and development	2,444	2,852
Other (income) expense, net	3,461	(5,410)
Operating income	8,718	12,358
Interest expense, net	6,934	3,768
Income before income taxes	1,784	8,590
Income tax expense	2,217	1,529
Net income (loss)	$(433)	$7,061

Other comprehensive income (loss)
Foreign currency translation gain	971	10,531
Changes in pension benefit plans, net of taxes	2	(529)
Comprehensive income	$540	$17,063

See accompanying notes to the Condensed Combined Financial Statements.

(A carve-out business of Silver II GP Holdings S.C.A.)

CONDENSED COMBINED BALANCE SHEETS
AS OF MARCH 31, 2019 AND DECEMEBER 31, 2018

(in thousands of dollars)	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$36,044	$41,972
Accounts receivable (net of allowances of $1,871 and $1,969 at March 31, 2019 and December 31, 2018, respectively)	64,130	66,385
Inventories	49,288	45,991
Other assets, current	5,827	5,965
Total Current Assets	155,289	160,313

Fixed assets, net	30,824	30,715
Intangible assets, net	229,550	239,441
Goodwill	332,083	331,073
Long-term notes with affiliate	226,690	227,320
Other non-current assets	3,955	5,549
Total Assets	$978,391	$994,411
Liabilities and Equity
Accounts payable	$31,321	$34,355
Accrued liabilities	22,430	28,601
Customer advances	6,981	7,505
Short-term note payable with affiliates	25,707	27,290
Total Current Liabilities	86,439	97,751

Long-term debt	722,663	722,197
Pension and postretirement benefit obligations	5,005	4,990
Capital leases, less current portion	33	42
Other long-term liabilities	2,798	2,835
Deferred income taxes, non-current	34,606	34,688
Total Liabilities	851,544	862,503

Commitment and Contingent Liabilities (Note 11)

Equity:
Net parent investment	194,679	200,713
Accumulated other comprehensive income (loss)	(67,832)	(68,805)
Total Equity	126,847	131,908
Total Liabilities and Equity	$978,391	$994,411

See accompanying notes to the Condensed Combined Financial Statements.

(A carve-out business of Silver II GP Holdings S.C.A.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(Unaudited)

	For the Three Months Ended March 31,
(in thousands of dollars)	2019	2018
Operating Activities:
Net income (loss)	$(433)	$7,061
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	11,550	12,911
Unrealized exchange (gain) loss	3,505	(5,927)
Share-based compensation	18	—
(Gain) loss on interest rate swap	2,578	(5,316)
Provision of bad debt	(38)	(38)
Non-cash interest expense	657	634
Deferred tax expense (benefit)	(166)	(1,349)
Change in:
Accounts receivable	1,796	(3,475)
Inventories	(3,344)	(3,470)
Other current assets	(1,182)	(1,178)
Other long-term assets	118	(713)
Accounts payable and accrued liabilities	(9,204)	(2,136)
Customer advances	(527)	(45)
Other long-term liabilities	69	431
Net cash provided by (used in) operating activities	5,397	(2,610)
Investing Activities:
Capital expenditures	(1,444)	(1,021)
Net cash used in investing activities	(1,444)	(1,021)
Financing Activities:
Net transfer to parent	(9,318)	(6,218)
Repayment of debt	—	(2,063)
Payments on capital lease obligations	(9)	(30)
Proceeds from affiliate debt	572	4,330
Payment of affiliate debt	(1,544)	—
Payment of debt refinancing costs	—	(929)
Net cash used in financing activities	(10,299)	(4,910)
Effect of foreign exchange rate changes on cash and cash equivalents	418	792
Net decrease in cash and cash equivalents	(5,928)	(7,749)
Cash and cash equivalents, beginning of period	41,972	61,347
Cash and cash equivalents, end of period	$36,044	$53,598
Supplemental disclosure of cash flow information:
Interest paid	$3,006	$12,148
Income tax paid	$897	$1,185

See accompanying notes to the Condensed Combined Financial Statements.

(A carve-out business of Silver II GP Holdings S.C.A.)

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(Unaudited)

(in thousands of dollars)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
December 31, 2017	$183,880	$(50,776)	$133,104
Net income	7,061	—	7,061
Foreign currency translation	—	10,531	10,531
Changes in net parent investment	(1,419)	—	(1,419)
Changes in pension benefit plans	—	(529)	(529)
March 31, 2018	$189,522	$(40,774)	$148,748

December 31, 2018	$200,713	$(68,805)	$131,908
Net (loss)	(433)	—	(433)
Foreign currency translation	—	971	971
Changes in net parent investment	(5,601)	—	(5,601)
Changes in pension benefit plans	—	2	2
March 31, 2019	$194,679	$(67,832)	$126,847

See accompanying notes to the Condensed Combined Financial Statements.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Basis of Presentation

Precision Flow Systems (hereinafter collectively with all its affiliates referred to as the “Company”, “we”, “our” or “PFS”) is a business of Silver II GP Holdings S.C.A (“Parent”). The Company is a leading global manufacturer of highly-engineered, process-critical and technologically advanced pumps, boosters and mixers. These products are often used in oil and gas, chemical, industrial, water and wastewater, and animal health and precision irrigation systems.

The accompanying condensed combined financial statements present the historical condensed combined balance sheets as of March 31, 2019 and December 31, 2018, condensed combined statements of operations and comprehensive income (loss), condensed combined statements of changes in equity (including changes in Net parent investment) and condensed combined statements of cash flows of PFS, which reflect the activities of the PFS operating companies and certain holding companies, primarily Accudyne Industries Acquisition S.à.r.l., Accudyne Industries Borrower S.C.A and Accudyne Industries, LLC, as of and for the periods ended March 31, 2019 and 2018. In the opinion of management, the accompanying condensed combined financial statements contain all adjustments, which include only normal recurring adjustments, necessary to fairly state the condensed combined results for the interim periods presented.

The Company has not historically prepared stand-alone financial statements. These condensed combined financial statements as of March 31, 2019 and 2018, and for the periods then ended, have been prepared on a stand-alone basis derived from the financial statements and related accounting records of Parent and its consolidated affiliates. The accompanying carve-out condensed combined financial statements were prepared for the purpose of providing Ingersoll-Rand plc with historical financial information to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) under Rule 3-05 of Regulation S-X. They reflect the results of operations, financial position, and cash flows of the Company as they were historically managed, and are presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Accordingly, these financial statements have been prepared on a condensed combined basis and Parent’s net investment in these operations is shown in lieu of stockholders’ equity. All intracompany balances and transactions within the Company have been eliminated in the condensed combined financial statements. All transactions between the Company and Parent have been included in these condensed combined financial statements and the total effect of the settlement of these intercompany transactions is reflected in the condensed combined statements of cash flows as a financing activity and in the condensed combined balance sheets within Net parent investment other than certain short and long-term notes with affiliates.

Net parent investment represents the Parent’s historical investment in the Company and includes accumulated net earnings attributable to the Parent, intercompany transactions and direct capital contributions, as adjusted for direct cash investments in PFS, and expense allocations from Parent to PFS. A discussion of the relationship with the Parent, including a description of the costs allocated to the Company, is included in (Note 5 – “Related Parties”).

The condensed combined financial statements include allocations of direct and indirect expenses related to certain support functions that are provided on a centralized basis by the Parent. These expenses have been allocated to the Company on the basis of direct usage when specifically identifiable, with others allocated using reasonable criteria such as employee headcount, estimates of time spent and metric-based allocations.

Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocation of expenses, are systematic, rational and reasonable. Nevertheless, the condensed combined financial statements may not include all of the actual expenses that would have been incurred by the Company on a stand-alone basis, and may not accurately reflect the Company’s historical financial position, results of operations and cash flows that would have been reported if the Company had been a stand-alone entity during the periods presented. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have precisely been had the Company operated as an independent entity, or if significant additional expenses would be incurred on a stand-alone basis.

Note 2.	Summary of Significant Accounting Principles

Use of Estimates. The presentation of the condensed combined financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results in future periods could differ from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and short-term cash investments that are highly liquid in nature and have original maturities of three months or less.

Debt Issuance Costs. Debt discount and debt issuance costs related to the senior credit facility are recorded as a reduction in long-term debt. Debt issuance costs associated with the Company’s revolving credit facility, which having never had balances outstanding, are included in other assets, current on the condensed combined balance sheets. Debt issuance costs and discounts are recognized as a component of interest expense over the period the debt is expected to be outstanding, using the effective-interest method.

Product Warranties. Warranties are offered on certain products for various periods of time, primarily ranging from 1 to 4 years. The estimated cost of product warranties are accrued at the time revenue is recognized. Product warranty liability reflects the best estimate of the probable liability under product warranties based on the stated warranty policies and practices, the historical frequency of claims, and the cost to replace or repair products under warranty. Factors that affect the warranty liability include the number of units sold, the length of the warranty, historical and anticipated rates of warranty claims and cost per claim. The adequacy of the recorded warranty liabilities are periodically assessed and adjusted as necessary (See Note 12 – Product Warranties).

Income Taxes The Company has utilized a discrete effective tax rate method, as allowed by ASC 740-270, Income Taxes, Interim Reporting, to calculate taxes for the three months ended March 31, 2019. The discrete method treats the year to date period as if it was the annual period and determines the income tax expense or benefit on that basis. The discrete effective tax rate method provides a reliable estimate for the period ended March 31, 2019.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code including, but not limited to, (1) reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018; (2) bonus depreciation that will allow for full expensing of qualified property; (3) a new limitation on deductible interest expense; and (4) limitations on net operating losses generated after December 31, 2017, to 80 percent of taxable income.

Under the Tax Act, net operating loss (“NOL”) deductions arising in tax years beginning after December 31, 2017 can only offset up to 80 percent of future taxable income. The Act also prohibits NOL carrybacks but allows indefinite carryforwards for NOLs arising in tax years beginning after December 31, 2017. Net operating losses arising before January 1, 2018 are accounted for under the previous tax rules that imposed no limit on the amount of taxable income that can be set off using NOLs (except for a 90 percent limit for AMT carryforwards) and can be carried back 2 years and carried forward 20 years.

Revenue Recognition. Revenue is recorded when persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. Revenue is recorded net of applicable provisions for discounts, returns and allowances. Sales returns are based on historical returns, current trends, and forecasts of product demand. Payments received in advance of delivery are recorded as customer advances. Taxes collected from customers and remitted to governmental authorities are presented on a gross basis.

Foreign Currency. The Company operates in a number of different currencies and, accordingly, is subject to the inherent risks associated with foreign exchange rate movements. The functional currency of the Company is the U.S. dollar. The financial position and results of operations of substantially all the Company’s foreign operating subsidiaries are measured using the local currency as the functional currency. Foreign currency denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the respective balance sheet dates, and income and expense items are translated at the average exchange rates during the respective periods. The aggregate effects of translating the balance sheets of these subsidiaries are deferred as a separate component of equity. Transactions denominated in a currency other than the functional currency of a subsidiary are translated into functional currency with resulting transaction gains or losses recorded in other income, net. During the three months ended March 31, 2019 and 2018, the foreign exchange gain (loss) was ($3,462) and $5,458, respectively reported in other (income) expense, net.

Goodwill. Goodwill represents the excess of purchase price of business combinations over the fair value of net assets acquired. Goodwill is not amortized, but is subject to annual impairment testing at the reporting unit level using the guidance and criteria described in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill. We perform our annual impairment test at October 31 and during interim periods when events or circumstances indicate that the carrying value of goodwill may not be recoverable. In our impairment tests of goodwill, management first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If based on this assessment, management determines that it is more likely than not that the fair value of the reporting unit is not less than its carrying value, then performing the additional two-step impairment test is unnecessary. In a two-step test, to the extent the carrying value of a reporting unit exceeds its estimated fair value, an impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value based on a hypothetical purchase price allocation (step two). For purposes of impairment testing, we have one reporting unit. (See Note 3 – “Goodwill and Intangible Assets” herein for further discussion regarding impairments of goodwill).

Derivative financial instruments. The Company uses derivative financial instruments such as forward contracts mainly for the purpose of hedging interest rate and currency risks that arise from its operating activities. Derivative financial instruments are measured at fair value upon initial recognition and at each subsequent reporting date, and changes in the fair value of derivative financial instruments are recognized in earnings. The fair value is calculated using standard financial valuation models such as discounted cash flow or option pricing models. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

The Company does not apply hedge accounting.

Refer to Note 2 to the Condensed Combined Financial Statements in our 2018 Annual Report regarding additional significant accounting policies and estimates.

New and Recent Accounting Pronouncements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This update requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year making it effective for (nonpublic entities) annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of these combined ASUs.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard establishes a right-of use (“ROU”) model that requires a lessee to record an ROU asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. Leases for lessees will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for (nonpublic entities) fiscal years beginning after December 15, 2019, and for interim periods beginning after December 15, 2020. A modified retrospective transition approach is required for lessees with capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of this ASU.

In March 2016, FASB issued ASU 2016-06, “Derivatives and Hedging (Topic 815) Contingent Put and Call Options in Debt Instruments (a consensus of the FASB Emerging Issues Task Force).” The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this Update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The adoption of this standard had no material impact on the Company’s condensed combined statements of financial position or operations.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU amends the classification of certain cash receipts and cash payments on the statement of cash flows. This update clarifies guidance on eight specific cash flow areas in which there had previously been diversity in practice. Under previous guidance, cash payments resulting from debt prepayment or extinguishment were to be classified as cash outflows in the operating section of the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within these fiscal years. This amendment is required to be applied using a retrospective approach. The Company adopted this amendment as of January 1, 2018. The adoption of this update did not have a material impact on the Company’s financial position, results from operations, comprehensive income, cash flows, or disclosures for the periods presented.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory.” The new guidance eliminates the exception for all intra-entity sales of assets other than inventory. As a result, a reporting entity would recognize the tax expense from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments in this Update should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted this standard effective January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s condensed combined financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” The new guidance serves to provide consistency in the reporting of transfers between cash and cash equivalents and restricted cash on the statement of cash flows as well as consistency of the classification of changes within cash flow from operations, financing, and investing. Effectively, the new guidelines provide for the beginning of period and end of period balances to include the total of both the cash and cash equivalents and restricted cash balances. The amendments to existing guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted this standard effective January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s condensed combined financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment.” The revised guidance eliminates Step 2 of the current goodwill impairment test, which requires a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will instead be measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. The revised guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted for any annual or interim impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this ASU.

In March 2017, the FASB issued ASU 2017-07, “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Pension Cost.” It provides guidance on the presentation of net periodic pension and postretirement benefit cost (“net benefit cost”). Presently, net benefit cost is recorded as a single amount within operating income. The amendment requires bifurcation of the net benefit cost, with the service cost component presented within employee costs in operating income. The revised guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Disclosures of the nature of and reason for the change in accounting principle are required in the first interim and annual periods of adoption. The amendments are applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively, on and after the effective date, for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. The amendments allow a practical expedient that permits an employer to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. Disclosure that the practical expedient was used is required. The Company adopted this standard effective January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s condensed combined financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard had no material impact on the Company’s condensed combined statements of financial position or operations.

Note 3.	Goodwill and Intangible Assets

Goodwill. As required by “ASC Topic 350 Intangibles – Goodwill and Other,” Goodwill is tested for impairment at the reporting unit level annually as of October 31 and in interim periods whenever events or circumstances indicate that the carrying value may not be recoverable or other impairment indicators are triggered. As part of impairment testing, we initially conduct a qualitative analysis where we determine whether it is more-likely-than-not that the carrying amounts of the reporting unit are not impaired (Step 0). If facts and circumstances indicate that Step 0 is not appropriate or Step 0 fails, then we apply the first step of the two-step impairment testing model. In Step 1, we compare the carrying amount to the fair value of the reporting units. We estimate fair value by equally weighting the results from the income approach and market approach. The significant assumptions used in determining fair value included, but were not limited to, projected financial information, growth rates, terminal value, discount rates, and market data. When the Step 1 test indicates that the carrying values exceed the estimated fair values, Step 2 is conducted to determine the estimated impairment charge, if any, to be recognized. This involves calculating an implied fair value of goodwill for each reporting unit that indicated impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value, an impairment loss is recorded for the excess.

Management determined no triggering event existed during the three months ended March 31, 2019 and 2018; thus, we concluded goodwill and related intangible assets were not impaired.

The changes in the carrying amount of goodwill are as follows:

	Goodwill	Impairments	Net
Balance at January 1, 2018	$395,821	$(57,470)	$338,351
Foreign exchange change	(8,637)	1,359	(7,278)
Balance at December 31, 2018	387,184	(56,111)	331,073
Foreign exchange change	1,271	(261)	1,010
Balance at March 31, 2019	$388,455	$(56,372)	$332,083

Intangible Assets. Identifiable intangible assets are comprised of the following:

		March 31, 2019			December 31, 2018
	Estimated Life	Gross Amount	Accumulated Amortization and Foreign Exchange	Net	Gross Amount	Accumulated Amortization and Foreign Exchange	Net
Amortized:
Patents	9	$4,702	$(3,709)	$993	$4,688	$(3,587)	$1,101
Trademarks	20	56,428	(24,066)	32,362	56,273	(23,063)	33,210
Customer relationships and other	18	466,668	(270,473)	196,195	465,325	(260,195)	205,130
Total		$527,798	$(298,248)	$229,550	$526,286	$(286,845)	$239,441

Amortization expense was $10,390 and $11,941 and for the three months ended March 31, 2019 and 2018, respectively.

Note 4.	Inventories

Inventory balances consisted of the following:

	March 31, 2019	December 31, 2018
Raw materials	$31,609	$27,552
Work in process	7,110	6,296
Finished goods	10,569	12,143
Total Inventory	$49,288	$45,991

As of March 31, 2019 and December 31, 2018, the Company had reserves of $6,248 and $5,426, respectively, related to excess and obsolete inventory.

Note 5.	Related Parties

The Company has historically operated within a consolidated group and not as a stand-alone company. Accordingly, certain expenses represent shared costs that have been charged to the Company or allocated to the Company from the Parent. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support the Company’s information technology infrastructure, facilities, compliance, human resources, marketing, legal and finance functions, professional fees, the Parent’s benefit plan administration, risk management, stock-based compensation administration, and procurement. Additionally, the Company was allocated expenses related to certain business insurance, medical insurance and benefit plan programs the Parent administered on behalf of the Company. These corporate allocations are primarily based on variants of two major utilization measures: 1) employee headcount and 2) estimate of time spent. In addition, the Company allocated interest expense on third-party debt to its affiliates.

The condensed combined balance sheets reflect those assets and liabilities that represent the historical financial position of the Company. All interest expense associated with the third-party debt has been included in the condensed combined statements of operations and comprehensive income, however it is partially offset by interest income from affiliates based upon an EBITDA percentage allocation methodology that reflects the Company’s respective portion of the Parent’s bank financing.

Generally, such amounts have been deemed to have been paid by the Company in the year incurred by the Parent. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Company for purposes of these condensed combined financial statements; however, the expenses reflected in these condensed combined financial statements may not be indicative of the actual expenses that would have been incurred during the period presented if the Company had operated as a separate stand-alone entity. The following table summarizes allocated direct and indirect expenses reflected in the condensed combined statement of operations:

The following table summarizes allocated direct and indirect expenses reflected in the condensed combined statements of operations and comprehensive income for the years ended March 31, 2019 and 2018:

	March 31, 2019	March 31, 2018
Cost of sales	$514	$482
Selling, general and administrative	3,618	5,099
Total related party costs	$4,132	$5,581

The following table sets forth the amounts of affiliate receivables and payables based on the normal course of business transactions:

	March 31, 2019	December 31, 2018
Accounts receivable with affiliates	$2,754	$4,983
Long-term notes with affiliates	$226,689	$227,320
Short-term note payable with affiliates	$25,707	$27,290

The Company has two long-term notes from affiliates with seven year terms from December 13, 2012. The notes carry interest rates of 6.0% and 7.8%, paid annually until maturity. In addition, the Company allocates interest expense to its affiliates associated with its third-party debt. The total interest income received from affiliates is based on an EBITDA allocation methodology which reflects the affiliates’ respective portion and usage of the Company’s third-party debt financing. The Company recognized interest income from affiliates of $5,593 and ($3,079) for the three months ended March 31, 2018 and 2017, respectively, of which, ($1,327) and $1,696, respectively, related to interest expense allocated.

In addition, the Company had interest expense to affiliates associated with its short-term obligations of $139 and $158 for the three months ended December 31, 2018 and 2017, respectively.

All amounts are presented within Interest expense, net in the condensed combined statements of operations and comprehensive (loss).

Note 6.	Accrued Liabilities
	March 31, 2019	December 31, 2018
Accrued salaries, wages and employee benefits	$12,369	$18,966
Accrued commissions	1,399	1,686
Accrued service and warranty costs	1,644	1,606
Accrued accounting and legal fees	1,149	1,228
Capital lease, current portion	21	15
Income tax liability	415	332
Accrued property, sales and use taxes	1,581	1,717
Other liabilities	3,852	3,051
	$22,430	$28,601

Other liabilities primarily consist of information technology related fees, pension liability accruals, contract performance accruals, and various miscellaneous accruals. None of these items on an individual basis are significant to require an individual line item disclosure.

Note 7.	Income Taxes

The Company has historically been included in certain of the Parent’s international and U.S. federal, state and local income tax returns, and as part of a unitary group/combined returns in relevant states. For purposes of these condensed combined financial statements, income taxes related to the Company have been presented as if it were a separate stand-alone taxpayer. Under this approach, the Company determines its current tax liability, deferred tax assets and liabilities, and related tax expense as if it were filing separate tax returns in each tax jurisdiction as a stand-alone entity. Tax attributes such as U.S. net operating loss carryovers have been allocated to the Company based on specific identification for the opening period adjusted for current year activity computed using the separate return approach. These attributes, although disclosed herein, may not be the same as those transferred in certain transactions.

As of each reporting date, we consider both positive and negative evidence that could impact our view with regard to future realization of deferred tax assets. As of the March 31, 2019 reporting date, management in its judgment concluded it is more likely than not that the benefit for its U.S. and certain foreign deferred tax assets will not be realized. In recognition of this risk, we continue to provide a valuation allowance on the deferred tax assets in these jurisdictions.

The Company has utilized a discrete effective tax rate method, as allowed by ASC 740-270, Income Taxes, Interim Reporting, to calculate taxes for the three months ended March 31, 2018. The discrete method treats the year to date period as if it was the annual period and determines the income tax expense or benefit on that basis. The discrete effective tax rate method provides a reliable estimate for the period ended March 31, 2019.

For the three months ended March 31, 2019, there was income tax expense of $2,217. The tax expense is attributable to the discrete computation discussed above and additional U.S. valuation allowance recorded in connection with the tax amortization of indefinite lived intangible assets that generally cannot serve as an offset of deferred tax assets (known as a “naked credit”).

For the three months ended March 31, 2018, there was income tax expense of $1,529. The tax expense is attributable to the discrete computation discussed above as well as an additional U.S. valuation allowance recorded in connection with the tax amortization of indefinite lived intangible assets that generally cannot serve as an offset of deferred tax assets (known as a “naked credit”). The naked credit resulted in approximately $1,413 of additional non-cash income tax expense over the remainder of the calendar year.

Note 8.	Employee Benefit Plans

The Company sponsors numerous employee benefit plans, which certain employees of the Company participate in as discussed below.

Employee Savings Plans. The Parent sponsors and contributes to a defined contribution employee savings plan. In prior periods, certain employees were also eligible to receive profit sharing contributions under a defined contribution plan. Contributions to employee savings plans were $237 and $217 for the three months ended March 31, 2019 and 2018, respectively.

Pension Plans. We sponsor various unfunded foreign defined benefit pension plans that cover certain employees. Our plans use a December 31 measurement date consistent with the fiscal year. Plan benefits comply with requirements in place at each business jurisdiction and are generally based on an employee’s years of service and compensation.

The components of the net periodic pension cost are as follows:

	For the Three Months Ended
	March 31, 2019	March 31, 2018
Pension Benefits:
Service cost	$74	$76
Interest cost	22	22
Expected return on plan assets	—	—
Net periodic pension cost-employer	$96	$98

Estimated Future Contributions and Benefit Payments

The Company expects to make no contributions to the Company’s foreign defined benefit pension plans in 2019. Contributions do not reflect benefits to be paid directly from corporate assets.

Benefit payments, including amounts to be paid from corporate assets, and reflecting expected future service, as appropriate, are expected to be paid as follows: $46 in 2019, $33 in 2020, $139 in 2021, $318 in 2022, $150 in 2023 and $1,666 from 2024 through 2028.

Note 9.	Financial Instruments

The Company enters into derivative instruments for risk management purposes only, which are used as economic hedges. We operate internationally and, in the normal course of business, are exposed to fluctuations in foreign exchange rates. These fluctuations can increase the costs of financing, investing and operating the business. We have used derivative instruments, which are primarily forward contracts and interest rate swaps to manage certain foreign currency exposures and variable interest rate volatility, respectively.

By their nature, all financial instruments involve market and credit risks. We limit counterparty exposure and concentration of risk by diversifying counterparties. While there can be no assurance exposure to risk is eliminated, the Company does not anticipate any material non-performance by any of these counterparties.

Interest Rate Swap Contracts. In November 2017, we entered into an interest rate swap with an initial notional value of $620,000 designed to convert a portion of our floating rate debt from floating to fixed when LIBOR exceeds 1.00%. The interest rate swap contracts are not accounted for as cash flow hedges. Changes in the fair value of these contracts are recorded as interest expense in the period in which they occurred. The effect on the condensed combined statements of operations and comprehensive income from interest rate swap contracts not designated as hedging instruments was a loss of ($2,578) and a gain of $5,286 as of March 31, 2019 and 2018, respectively.

The following table summarizes the fair value of derivative instruments as of March 31, 2019 and December 31, 2018:

	Asset Derivatives			Liability Derivatives
		March 31, 2019	December 31, 2018		March 31, 2019	December 31, 2018
	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value
Derivatives not designated as hedging instruments
Foreign exchange contracts		$—	$—	Accrued liabilities	$219	$219
Interest rate swap contracts	Current assets	$1,930	$3,232		$—	$—
Interest rate swap contracts	Long-term assets	$180	$1,456		$—	$—
Total		$2,110	$4,688		$219	$219

Fair Value Disclosure. The Fair Value Measurements and Disclosure Topic of the FASB ASC defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The Topic indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability, and defines fair value based upon an exit price model.

Valuation Hierarchy. The Fair Value Measurements and Disclosure Topic of the FASB ASC establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from or corroborated by observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of March 31, 2019:

	Total Carrying Value	Quoted price in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
Derivative asset	$2,110	$—	$2,110	$—
Derivative liability	219	—	219	—
Note 10.	Long-Term Debt

Outstanding amounts under the Company’s long-term financing arrangements consist of the following:

	March 31, 2019	December 31, 2018
Senior Secured Credit Facility, matures 2024	$732,875	$732,875
Less: original issue discount	(6,465)	(6,763)
Less: debt issuance costs	(3,746)	(3,915)
Total debt, net	$722,663	$722,197

As of December 31, 2018, the Company had paid $90,063 of principal payments on its Senior Secured Credit Facility. As such, all required payments through 2023 have been satisfied and there is no debt obligation related to the term loan classified as a current liability at March 31, 2019 and December 31, 2018. Interest expense for debt related items reported in Interest expense, net was $12,386 and $6,635 for March 31, 2019 and 2018, respectively.

Senior Secured Credit Facility

On August 18, 2017, the Company entered into a Senior Secured Credit Facility, consisting of a term loan facility (the “Term Loan Facility”) of $825,000 and a revolving credit facility (the “Revolver”) of $170,000.

The Term Loan Facility consists of a term loan of $825,000, which was used to fund, in part, repayment of the Company’s Prior Facility and Senior Notes (collectively the “Prior Financing Agreements”). At the time of the termination of the Prior Facility, all liens and other security interests that we had granted to the lenders under the Prior Facility were released. The refinancing of the Prior Facility was evaluated in accordance with FASB Accounting Standards Codification 470-50, Debt-Modifications and Extinguishments, for modification and extinguishment accounting. The refinancing involved multiple lenders who were considered members of a loan syndicate. The Company accounted for the refinancing as a debt modification with respect to amounts that remained obligations of the same lender in the syndicate with minor changes of less than 10% in cash flows and as a debt extinguishment with respect to amounts that were obligations of lenders that exited the syndicate or remained in the syndicate but experienced a change in cash flows of at least 10%.

The Company is required to make scheduled quarterly payments of 0.25% of the original principal amount of the Term Loan Facility, with the balance due and payable on the seventh anniversary of its incurrence. However, due to the voluntary prepayments the required principal payments are not required until June 30, 2022. Interest on the Term Loan Facility is calculated at a rate equal to 3.75% plus the London Interbank Offered Rate (“LIBOR”), with LIBOR subject to a floor of 1.00%.

The Company’s obligations under the Term Loan Facility are secured by liens and security interests in substantially all the Company’s assets, subject to certain exceptions. The Term Loan Facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

The Senior Secured Credit Facility contains affirmative and negative covenants:

•	The affirmative covenants include but are not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, maintenance of books and records, access to properties and records for inspection by administrative agent and lenders, compliance with applicable laws and regulations, including environmental laws, further assurances and provision of additional collateral and guarantees.
•	The negative covenants include, but are not limited to, restrictions on our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our fiscal year. We are required to maintain a maximum first-lien net leverage ratio, tested on a quarterly basis at any time when 35% or more of the Revolver is utilized (including outstanding letters of credit (that have not been cash collateralized pursuant to the terms of our credit agreement) excluding undrawn letters of credit up to a maximum of $75,000) at the end of a fiscal quarter. A breach of such financial maintenance covenant will only result in an event of default under the Term Loan Facility if the lenders under the Term Loan Facility have terminated their commitments, and accelerated any outstanding amounts thereunder. Upon the occurrence of a change of control, the Term Loan Facility will default.

We may voluntarily prepay loans or reduce commitments under the Term Loan Facility, in whole or in part, subject to minimum amounts. In connection with any repricing event as defined by the agreement, the Company will pay a premium in an amount equal to 1.00% of the principal amount of Term Loans prepaid. We must prepay the Term Loan Facility with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under the Term Loan Facility unless specifically incurred to refinance a portion of the Term Loan Facility) and 50% of excess cash flow, as defined by the agreement (such percentage to be reduced to 25% and 0% upon achievement of certain first-lien net leverage ratios), in each case, subject to certain reinvestment rights and other exceptions.

The Company has access to $170,000 of commitments under its Revolver. The Revolver includes an Ancillary Facility of $40,000 to be utilized for issuance of standby letters of credit or bank guarantees. We intend to use future borrowings under our Revolver to fund working capital and for other general corporate purposes, including permitted acquisitions and other investments. Our ability to draw under the Revolver or issue letters of credit thereunder is conditioned upon, among other things, delivery of required notices, accuracy of the representations and warranties contained in the credit agreement governing the Term Loan Facility and the absence of any default or event of default under the Term Loan Facility.

The Revolver has a term of five years and any outstanding principal and accrued but unpaid interest is due and payable in full at maturity. The Revolver can be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

The following fees are applicable under the Revolver: (i) an unused line fee of 0.50% per annum with respect to the unused portion of the Revolver; (ii) a per annum letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurocurrency rate loans; (iii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses. The interest rate on the Revolver for utilized capacity is calculated at a rate equal to LIBOR plus a 3.75% margin. The Ancillary Facility interest rate for utilized capacity is calculated at a rate of 3.50%.

As of March 31, 2019, the Company had no outstanding amounts under the Revolver, but had utilized $21,808 of capacity by the issuance of performance-related guarantees and letters of credit under the Ancillary Facility. As of March 31, 2019, we had additional capacity under the Ancillary Facility of $18,192 and $130,000 available under the Revolver. We were not required to maintain a maximum first-lien net leverage ratio per the negative covenants of our Term Loan Facility described above.

On February 28, 2018, the Company entered into an amendment to its Credit Agreement, dated August 18, 2017, with Morgan Stanley Senior Funding, Inc. and the other lenders party thereto. The amendment lowers the interest rate margin on term loans from 3.75% to 3.25% for Eurocurrency Rate Loans and from 2.75% to 2.25% for Base Rate Loans, in each case with a further 0.25% reduction when the Consolidated Total Net Leverage Ratio is less than 4.25:1:00. The interest rate margin on revolving loans remains unchanged. We capitalized $929 of related expense which will be amortized over the life of the credit agreement as interest expense.

Debt issuance costs

In connection with the Senior Secured Credit Facility, the Company capitalized an aggregate of $8,449 in original issue discount related to the Term Loan Facility and $3,889 related to direct issuance expenses such as legal, accounting and other third-party fees. The original issue discount and direct issuance expenses are reported as a direct reduction to the face amount of the debt. The amortization of these capitalized financing costs is recorded in interest expense in the amount of $479 and $456 for the three months ended March 31, 2019 and 2018, respectively.

The Company capitalized $1,075 related to direct issuance expenses associated with the Revolver. These capitalized financing costs are amortized using the effective interest rate method proportionately over the term of the arrangement on a lender by lender basis.

Note 11.	Commitments and Contingent Liabilities

Legal. The Company is a defendant in lawsuits associated with the normal conduct of its business and operations. It is not possible to predict the outcome of the pending actions, and, as with any litigation, it is possible that some of these actions could be decided unfavorably. Management believes that there are meritorious defenses to these actions and that these actions will not have a material adverse effect upon our results of operations, cash flows or financial condition, and, where appropriate, these actions are being vigorously contested. We accrue for liabilities associated with those matters that are probable and can be reasonably estimated. The most likely settlement amount to be incurred is accrued based upon a range of estimates. Where no amount within a range of estimates is more likely than another, then we accrue the minimum amount. As of March 31, 2019 and 2018, the Company had $151 and $154, respectively of legal reserves relating to such matters.

Environmental. Our operations are subject to environmental regulation by federal, state and local authorities in the United States, and regulatory authorities with jurisdiction over the Company’s foreign operations. As of March 31, 2019 and 2018, the Company has recorded environmental reserves relating to such matters of $1,733 and $1,807, respectively.

Long-Term Incentive Plan. The Parent maintains a contingent Long Term Incentive Plan (“LTIP”) for certain employee participants, including the Company. Each participant’s right to receive a payment under the Plan (an “Award”) is earned over a program period of three years, based on the attainment of specified performance goals as set forth in an individual Participation Agreement (the “Performance Goals”). The LTIP payment is contingent based upon the later occurrence of a) the completion of the annual audit for the last year of the performance period or b) a liquidity event, and is adjusted by a return on investment multiplier. The LTIP generally requires employment on and as of the Payment date. Awards are forfeited for terminated employees, whether voluntary or involuntary, or employees who are not employed on a Payment date more than 7 years after the grant date. The Company’s current vested contingent exposure under the LTIP ranges from zero (in the absence of a liquidity event or failure to achieve a specified minimum return on investment to the principal shareholders) to a maximum of $6,703. As of March 31, 2019, no liquidity event that meets the required return for an LTIP payment has occurred, and therefore no amounts were accrued in the accompanying condensed combined balance sheets.

Other. We also have other commitments and contingent liabilities arising out of the normal course of business. Management believes that resolution of any of these matters will not have a material adverse effect upon our financial condition, results of operations, or cash flows.

Note 12.	Product Warranties

The changes in the carrying amount of our current and noncurrent service and product warranty liabilities as of March 31, 2019 and December 31, 2018 are as follows:

	March 31, 2019	December 31, 2018
Beginning balance	$1,997	$1,829
Warranties issued	576	1,740
Settlements made	(503)	(1,572)
Ending balance	$2,070	$1,997
Note 13.	Subsequent Events

On February 6, 2019, Silver II GP Holdings SCA, PFS’s ultimate parent, entered into a binding agreement to sell the PFS business to Ingersoll-Rand plc. On May 15, 2019, the transaction closed for the purchase price of $1,460,000, net of cash acquired.

On August 7, 2019, the parties agreed to a working capital settlement resulting in an additional purchase price of $1,100.

No other significant subsequent events have been identified through September 30, 2019 the date the financial statements were issued.